Exhibit 99.2

Kiniksa Pharmaceuticals Announces Global License Agreement with Genentech for Vixarelimab

– Kiniksa to receive $100 million in upfront and near-term payments –

– Kiniksa is eligible to receive development and commercial milestones as well as royalties on net sales –

– Global license includes development and commercialization rights to vixarelimab –

HAMILTON, BERMUDA – August 3, 2022 – Kiniksa Pharmaceuticals, Ltd. (Nasdaq: KNSA) (Kiniksa), a biopharmaceutical company with a portfolio of assets designed to modulate immunological pathways across a spectrum of diseases, today announced a global license agreement with Roche and Genentech, a member of the Roche Group (Genentech), for the rights to develop and commercialize vixarelimab, a fully human monoclonal antibody targeting oncostatin M receptor beta (OSMRβ).

“We are proud to have advanced vixarelimab from a preclinical-stage asset through Phase 2 clinical studies. Our work underscores the differentiated potential of the OSMRβ mechanism as well as its potential to help patients with serious unmet need,” said Sanj K. Patel, Chairman and Chief Executive Officer of Kiniksa. “The agreement provides an optimal infrastructure for the further development of vixarelimab. We plan to allocate the non-dilutive capital received from this transaction towards synergistic opportunities across our portfolio, including the expansion of our ARCALYST cardiovascular franchise.”

Under the terms of the global license agreement, Kiniksa will receive $100 million in upfront and near-term payments, and is eligible to receive up to approximately $600 million in certain clinical, regulatory, and sales-based milestones, before fulfilling upstream financial obligations. Kiniksa is also eligible to receive royalties on annual net sales. Genentech will obtain rights for the development and commercialization of vixarelimab. The transaction is subject to certain closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 and other customary closing conditions.

Genentech will focus development of vixarelimab in fibrosis, where oncostatin M (OSM)-mediated pathogenesis is thought to be an important pathway for intervention in multiple fibrotic indications. “Pursuing novel therapies in fibrosis is central to Genentech’s focus on developing medicines for patients with respiratory diseases,” said James Sabry, Global Head of Roche Pharma Partnering.

“Developing vixarelimab, a first-in-class fully human monoclonal antibody, in fibrosis is another example of how we are taking an innovative approach to meet patients’ unmet needs.”

Kiniksa has completed screening patients for the Phase 2b clinical trial of vixarelimab in prurigo nodularis. The company plans to complete the trial but will no longer disclose data in the second half of 2022.

About Kiniksa

Kiniksa is a biopharmaceutical company focused on discovering, acquiring, developing, and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need. Kiniksa’s portfolio assets, ARCALYST, KPL-404, and mavrilimumab, are based on strong biologic rationale or validated mechanisms, target underserved conditions, and offer the potential for differentiation. These assets are designed to modulate immunological pathways across a spectrum of diseases. For more information, please visit www.kiniksa.com.

About Vixarelimab

Vixarelimab is an investigational fully human monoclonal antibody that targets oncostatin M receptor beta (OSMRβ), which mediates signaling of interleukin-31 (IL-31) and oncostatin M (OSM), two key cytokines implicated in pruritus, inflammation, and fibrosis.

Kiniksa Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements regarding the licensing of vixarelimab from Kiniksa to Genentech, including (i) anticipated upfront, near-term, milestone and royalty payments under such agreement, (ii) statements regarding the agreement providing an optimal infrastructure for the further development of vixarelimab and (iii) Kiniksa’s plan to allocate the non-dilutive capital received from the transaction towards synergistic opportunities across its portfolio, including the expansion of its ARCALYST cardio-inflammatory franchise; Kiniksa’s plan to complete its Phase 2b clinical trial of vixarelimab in prurigo nodularis; Genentech’s plans for the future development of vixarelimab, including in fibrosis, where oncostatin M (OSM)-mediated pathogenesis is thought to be an important pathway for intervention in multiple fibrotic indications; and Kiniksa’s beliefs about the mechanisms of action of vixarelimab and potential impact of its approach in pruritis, inflammation and fibrosis.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including without limitation, the following: ours and Genentech’s ability to obtain antitrust clearance and close the proposed transaction in a timely manner; Genentech’s ability to demonstrate safety and efficacy of vixarelimab in their chosen indications to the satisfaction of applicable regulatory authorities; our ability to realize anticipated near-term payments and milestone and royalty payments under the agreement; our ability to successfully execute on potential synergistic opportunities, including an expansion of our ARCALYST cardio-inflammatory franchise; the impact of the COVID-19 pandemic and measures taken in response to the pandemic; and changes in our operating plan.

These and other important factors discussed in our filings with the U.S. Securities and Exchange Commission (the SEC), including under the caption “Risk Factors” contained therein, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

ARCALYST® is a registered trademark of Regeneron Pharmaceuticals, Inc. All other trademarks are the property of their respective owners.

Every Second Counts!®

Kiniksa Investor and Media Contact

Rachel Frank

(339) 970-9437

rfrank@kiniksa.com

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